                           SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))
[X] Definitive Proxy Statement

[ ] Definitive Additional Materials

[ ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12



                          HIGHWOODS PROPERTIES, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified in its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)


PAYMENT OF FILING FEE (Check the appropriate box):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

  1) Title of each class of securities to which transaction applies:

   -----------------------------------------------------------------------------

  2) Aggregate number of securities to which transaction applies:

   -----------------------------------------------------------------------------

  3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

   -----------------------------------------------------------------------------

  4) Proposed maximum aggregate value of transaction:

   -----------------------------------------------------------------------------

  5) Total fee paid:

   -----------------------------------------------------------------------------

[ ] Fee paid previously with preliminary materials.



[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid:

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    2) Form, Schedule or Registration Statement No.:

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    3) Filing Party:

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    4) Date Filed:

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

                          HIGHWOODS PROPERTIES, INC.



                   ----------------------------------------
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           To be held on May 14, 1998
                   ----------------------------------------
     You are cordially invited to attend the 1998 annual meeting of stockholders of Highwoods Properties, Inc. (the "Company") to be held on Thursday, May 14, 1998, at 3:00 p.m., at the Raleigh Marriott Crabtree Valley, 4500 Marriott Drive, Raleigh, North Carolina, for the following purposes:

   1. To elect four directors;

   2. To consider and vote upon a proposal to amend the Company's Amended and Restated 1994 Stock Option Plan to increase the number of shares of common stock authorized for issuance thereunder;

   3. To consider and vote upon a proposal to amend the Company's Amended and Restated Articles of Incorporation to increase the number of shares of common stock and preferred stock authorized for issuance thereunder;

   4. To ratify the appointment of Ernst & Young LLP as independent auditors of the Company for the 1998 fiscal year; and

   5. To transact such other business as may properly come before such meeting or any adjournments thereof.

     Only stockholders of record at the close of business on March 17, 1998 will be entitled to vote at the meeting or any adjournments thereof.

     IF YOU ARE UNABLE TO BE PRESENT AT THE MEETING IN PERSON, PLEASE SIGN AND DATE THE ENCLOSED PROXY, WHICH IS BEING SOLICITED BY THE BOARD OF DIRECTORS, AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

                            BY ORDER OF THE BOARD OF DIRECTORS





                            EDWARD J. FRITSCH
                            Executive Vice President, Chief Operating Officer
                             and Secretary

                          HIGHWOODS PROPERTIES, INC.
                        3100 Smoketree Court, Suite 600
                         Raleigh, North Carolina 27604



                        -------------------------------
                                PROXY STATEMENT
                                      FOR
                         ANNUAL MEETING OF STOCKHOLDERS
                       -------------------------------
                          To Be Held On May 14, 1998

     This proxy statement is furnished to stockholders of Highwoods Properties, Inc., a Maryland corporation (the "Company"), in connection with the solicitation of proxies for use at the 1998 annual meeting of stockholders (the "Meeting") of the Company to be held on Thursday, May 14, 1998, at 3:00 p.m., at the Raleigh Marriott Crabtree Valley, 4500 Marriott Drive, Raleigh, North Carolina, for the purposes set forth in the notice of meeting. This solicitation is made on behalf of the board of directors of the Company (the "Board of Directors").

     Holders of record of shares of common stock (the "Common Stock") of the Company as of the close of business on the record date, March 17, 1998, are entitled to receive notice of, and to vote at, the Meeting. The outstanding Common Stock constitutes the only class of securities entitled to vote at the Meeting, and each share of Common Stock entitles the holder thereof to one vote. At the close of business on March 17, 1998, there were 50,604,018 shares of Common Stock issued and outstanding.

     Shares represented by proxies in the form enclosed, if such proxies are properly executed and returned and not revoked, will be voted as specified. Where no specification is made on a properly executed and returned form of proxy, the shares will be voted FOR the election of all nominees for director, FOR the amendment of the Company's Amended and Restated 1994 Stock Option Plan, FOR the amendment of the Company's Amended and Restated Articles of Incorporation, FOR the proposal to ratify the appointment of Ernst & Young LLP as independent auditors and FOR authorization of the proxy to vote upon such other business as may properly come before the meeting or any adjournments thereof. To be voted, proxies must be filed with the Secretary of the Company prior to the close of voting at the Meeting. Proxies may be revoked at any time before exercise thereof by filing a notice of such revocation or a later dated proxy with the Secretary of the Company or by voting in person at the Meeting.

     Proposal One, the election of the directors of the Company, requires the vote of a plurality of all of the votes cast at the Meeting provided a quorum is present. For purposes of the election of directors, abstentions will not be counted as votes cast and will have no effect on the result of the vote, although they will count toward the presence of a quorum.

     Proposal Two, the approval of an amendment to the Company's Amended and Restated 1994 Stock Option Plan to increase the number of shares of Common Stock authorized for issuance thereunder, requires the affirmative vote of a majority of the votes cast on the proposal, provided that the total vote cast on the proposal represents over 50% in interest of all shares of Common Stock entitled to vote on the proposal. For purposes of the vote on Proposal Two, an abstention or a broker non-vote (i.e., shares held by a broker or nominee which are represented at the Meeting but with respect to which such broker or nominee is not empowered to vote on a proposal) will have the effect of a vote against the proposal, unless holders of more than 50% in interest of all securities entitled to vote on the proposal cast votes, in which event neither an abstention nor a broker non-vote will have any effect on the result of the vote.

     Proposal Three, approval of an amendment to the Company's Amended and Restated Articles of Incorporation to increase the numbers of shares of Common Stock and preferred stock authorized for issuance thereunder, requires the affirmative vote of a majority of all of the votes entitled to be cast on the matter. For purposes of the vote on Proposal Three, abstentions and broker non-votes will have the same effect as votes against the proposal, although they will count toward the presence of a quorum.

     Proposal Four, ratification of the appointment of Ernst & Young LLP, requires the affirmative vote of a majority of the votes cast on the proposal provided that a quorum is present. For purposes of the vote on Proposal Four, an abstention will not be counted as votes cast and will have no effect on the result of the vote, although they will count toward the presence of a quorum.

     The Company's 1997 Annual Report for the year ended December 31, 1997 has been mailed with this proxy statement. This proxy statement, the form of proxy and the 1997 Annual Report were mailed to stockholders on or about April 14, 1998. The principal executive offices of the Company are located at 3100 Smoketree Court, Suite 600, Raleigh, North Carolina 27604.


                                 PROPOSAL ONE:

                             ELECTION OF DIRECTORS


Board of Directors

     The directors of the Company are divided into three classes, with approximately one-third of the directors elected by the stockholders annually. John W. Eakin and L. Glenn Orr, Jr., whose terms of office expire at the Meeting, have been nominated for election at the Meeting as directors for three-year terms, to hold office until the 2001 annual meeting of stockholders and until their successors are elected and qualified. Stephen Timko, whose term of office also expires at the Meeting and who desires to retire from the Board of Directors at the next annual meeting of stockholders, has been nominated for election at the Meeting as a director for a one-year term, to hold office until the 1999 annual meeting of stockholders and until his successor is elected and qualified. In addition, to fill a vacancy created by an increase in the authorized number of directors, James R. Heistand, a senior vice president of the Company, has been nominated for election at the Meeting as a director for a three-year term, to hold office until the 2001 annual meeting of stockholders and until his successor is elected and qualified.

     The Board of Directors of the Company recommends a vote FOR Messrs. Eakin, Orr, Timko and Heistand as directors to hold office until the expiration of the terms for which they have been nominated and until their successors are elected and qualified. Should any one or more of these nominees become unable to serve for any reason, the Board of Directors may designate substitute nominees, in which event the person named in the enclosed proxy will vote for the election of such substitute nominee or nominees, or may reduce the number of directors on the Board of Directors.


Nominees for Election to Term Expiring 2001

     John W. Eakin, 43, has been a director and senior vice president of the Company since the Company's merger with Eakin & Smith, Inc. in April 1996. Mr. Eakin previously served as president of Eakin & Smith, Inc. from 1987 to 1996. Mr. Eakin is a member of the boards of directors of CCA Prison Realty Trust and Central Parking Corporation and the advisory board of First American National Bank of Nashville.

     James R. Heistand, 45, has been a senior vice president of the Company since the Company's merger with Associated Capital Properties, Inc. in October 1997. Mr. Heistand previously served as chairman of Associated Capital Properties, Inc. from 1989 to 1997. The Master Agreement of Merger and Acquisition by and among the Company, Highwoods/Forsyth Limited Partnership, Associated Capital Properties, Inc. and its shareholders dated August 27, 1997 provided for Mr. Heistand's nomination to the Board of Directors for election at the Meeting.

     L. Glenn Orr, Jr., 57, has been a director of the Company since February 1995. Mr. Orr has been president and chief executive officer of Orr Management Company, which provides investment banking and consulting services for middle market companies, since 1995. Mr. Orr is a director of BB&T Financial and was chairman of the board of directors, president and chief executive officer of Southern National Corporation from 1990 until its merger with Branch Banking & Trust in 1995. Mr. Orr is a member of the boards of directors of Ladd Furniture Company and The Polymer Group. Mr. Orr previously served as president and chief executive officer of Forsyth Bank and Trust Co., president of Community Bank in Greenville, S.C. and president of the North Carolina Bankers Association. He is a trustee of Wake Forest University.


Nominees for Election to Term Expiring 1999

     Stephen Timko, 69, has been a director of the Company since February 1995. Mr. Timko has been serving as treasurer of Beaunit Corporation, a real estate investment company, since 1983. He has served as associate vice president of financial affairs for Temple University and chief financial officer and executive vice president of finance and administration for Beaunit Corporation.

Incumbent Directors -- Term Expiring 1999

     Thomas W. Adler, 57, has been a director of the Company since its initial public offering in June 1994 (the "IPO"). Mr. Adler has been a principal of Cleveland Real Estate Partners, a fee-based real estate service company based in Cleveland, Ohio, since 1988. Mr. Adler has served five years as a member of the executive committee and board of governors of the National Association of Real Estate Investment Trusts ("NAREIT"), and he was national president in 1990 of the Society of Industrial and Office Realtors. Mr. Adler formerly served on the board of directors of the National Association of Realtors and currently serves on the board of governors of the American Society of Real Estate Counselors.

     William E. Graham, Jr., 68, has been a director of the Company since the IPO. Mr. Graham is a lawyer in private practice with the firm of Hunton & Williams. Before joining Hunton & Williams on January 1, 1994, Mr. Graham was vice chairman of Carolina Power & Light Company and had previously served as its general counsel. Mr. Graham is a former member of the board of directors of Carolina Power & Light Company and currently serves as chairman of the Raleigh board of directors of NationsBank. He also serves on the board of trustees of BB&T Mutual Funds Group.

     Willard H. Smith Jr., 61, has been a director of the Company since April 1996. Mr. Smith previously served as a managing director of Merrill Lynch from 1983 to 1995. Mr. Smith is a member of the boards of directors of Cohen & Steers Realty Shares, Cohen & Steers Realty Income Fund, Cohen & Steers Special Equity Fund, Inc., Cohen & Steers Total Return Realty Fund, Cohen & Steers Equity Income Fund, Essex Property Trust, Inc., Realty Income Corporation and Willis Lease Financial Corporation.

     William T. Wilson III, 43, has been a director of the Company since the Company's combination with Forsyth Partners in February 1995. Mr. Wilson served as executive vice president of the Company from February 1995 until June 1997. Mr. Wilson joined Forsyth Partners in 1982 and became its president in 1993. Mr. Wilson is currently managing partner of Magnolia Capital, which makes private equity and debt investments in small regional companies. Mr. Wilson also serves on the board of directors of Amos Cottage Rehabilitation Hospital, an affiliate of the department of pediatrics of Bowman Gray School of Medicine, and the board of visitors of Wake Forest University School of Law.


Incumbent Directors -- Term Expiring 2000

     Gene H. Anderson, 52, has been a director and senior vice president of the Company since the Company's combination with Anderson Properties, Inc. in February 1997. Mr. Anderson previously served as president of Anderson Properties, Inc. since 1978. Mr. Anderson is an officer and former director of the National Association of Industrial and Office Properties ("NAIOP").

     Ronald P. Gibson, 53, has been president, chief executive officer and a director of the Company since its first election of officers in March 1994. Mr. Gibson is a founder of the Company's predecessor, served as its president since its incorporation in 1992 and served as its managing partner since its formation in 1978. Mr. Gibson is a member of the Society of Industrial and Office Realtors and is a director of Capital Associated Industries.

     O. Temple Sloan, Jr., 59, is chairman of the Board of Directors, a position he has held since March 1994. Mr. Sloan is a founder of the predecessor of the Company. He has been chairman and chief executive officer of General Parts, Inc., a nationwide distributor of automobile replacement parts, since its founding in 1961. Mr. Sloan is a director of NationsBank, N.A. and Southern Equipment Company and is a trustee of St. Andrews College.

     John L. Turner, 51, has been vice chairman of the Board of Directors and chief investment officer of the Company since the Company's combination with Forsyth Partners in February 1995. Mr. Turner co-founded the predecessor of Forsyth Partners in 1975 and served as its chairman of the board of directors and chief executive officer prior to joining the Company. Mr. Turner is active in several Piedmont Triad economic development and business recruiting organizations. Mr. Turner served on the University of North Carolina board of visitors and on the Winston-Salem board of directors of NationsBank.


Committees of the Board of Directors; Meetings

     The Board of Directors has established an audit committee that consists of Messrs. Graham, Smith and Timko. The audit committee makes recommendations concerning the engagement of independent public accountants, reviews with the independent public accountants the plans and results of the audit engagement, approves professional services provided by the independent public accountants, reviews the independence of the independent public accountants, considers the range of audit and non-audit fees and reviews the adequacy of the Company's internal accounting controls. During 1997, the audit committee held five meetings.

     The Board of Directors has established an executive compensation committee to determine compensation for the Company's executive officers and to implement the Company's Amended and Restated 1994 Stock Option Plan (the "Stock Option Plan"). The compensation committee consists of Messrs. Adler, Graham, Orr and Sloan. During 1997, the compensation committee held four meetings.

     The Board of Directors has established an investment committee consisting of Messrs. Adler, Gibson, Sloan, Turner and Eakin. Mr. Heistand has served as a non-voting member of the investment committee since joining the Company in October 1997. The investment committee oversees the acquisition and new investment process. The investment committee generally meets weekly to review new investment opportunities with the Company's acquisition personnel and to make formal recommendations to the Board of Directors concerning such opportunities.

     The Board of Directors has established an executive committee consisting of Messrs. Adler, Gibson, Orr and Sloan. The executive committee meets on call by the chairman of the Board of Directors during the intervals between meetings of the full Board of Directors and may exercise all of the powers of the Board of Directors, subject to the limitations imposed by applicable law, the bylaws or the Board of Directors.

     The Board of Directors held seven meetings in 1997.


Compensation of Directors

     The Company pays directors who are not officers of the Company ("Independent Directors") fees for their services as directors. Independent Directors receive annual compensation of $15,000 plus a fee of $1,250 (plus out-of-pocket expenses) for attendance in person at each meeting of the Board of Directors, $500 for each committee meeting attended and $250 or $400 for each telephone meeting of the Board of Directors or a committee. In addition, non-officer members of the investment committee receive an additional annual retainer of $30,000 and $1,000 per day for property visits. Upon becoming a director of the Company, each Independent Director receives options to purchase 10,000 shares of Common Stock at an exercise price equal to the fair market value on the date of grant. Independent Directors are also eligible for discretionary awards of stock options and may elect to receive a portion of their retainer and meeting fees in the form of stock options. Officers of the Company who are directors are not paid any director fees.

                            EXECUTIVE COMPENSATION

     The following table sets forth certain information concerning the compensation of the chief executive officer and the four other most highly compensated executive officers of the Company (the "Named Executive Officers") for the year ended December 31, 1997:


                          Summary Compensation Table



                                                    Annual Compensation     Securities
                                                   ----------------------   Underlying       All Other
Name and Principal Position                  Year     Salary    Bonus(1)   Options(#)(2)  Compensation(3)
------------------------------------------- ------ ----------- ---------- -------------- ----------------
 Ronald P. Gibson                           1997    $285,551    $375,000      350,000         $4,750
  President and Chief Executive Officer     1996    $205,000    $268,750       20,000         $4,750
                                            1995    $173,397    $218,750           --         $2,310
 John L. Turner                             1997    $199,836    $250,000      210,000         $4,750
  Chief Investment Officer                  1996    $161,250    $206,250           --         $4,750
                                            1995    $125,230    $119,531       45,000         $2,250
 Edward J. Fritsch                          1997    $177,262    $200,000      100,000         $4,750
  Executive Vice President,                 1996    $142,500    $150,000       10,000         $4,750
  Chief Operating Officer and Secretary     1995    $113,750    $105,000           --         $4,559
 John W. Eakin                              1997    $199,836    $200,000      100,000         $4,750
  Senior Vice President                     1996    $108,750    $ 87,000       42,500             --
                                            1995          --          --           --             --
 Carman J. Liuzzo                           1997    $170,168    $200,000      220,000         $4,750
  Vice President, Chief Financial Officer   1996    $122,500    $ 68,500       10,000         $4,750
  and Treasurer                             1995    $130,282    $ 90,000           --         $  756

---------
(1) Includes amounts earned in the indicated period which were paid in the following year. Twenty percent of the bonus is in the form of units of phantom stock. Employees are credited with a specified number of units of phantom stock equal to such number of shares of Common Stock as could be purchased with 25% of the employee's cash bonus. Five years from the date of the phantom stock grant, employees will receive the value of a share of Common Stock for each unit of phantom stock. At the end of such five-year period, phantom stock holders also receive the value of the dividends paid during the period on the corresponding Common Stock assuming dividend reinvestment. Payouts with respect to phantom stock grants may be made in shares of Common Stock or cash or both. If an executive officer leaves the Company's employ for any reason (other than death, disability or normal retirement) prior to the end of the five-year period, all awards under the deferred compensation plan will be forfeited.

(2) Options include: (i) incentive stock options; (ii) nonqualified stock options; and (iii) Common Unit options. Options generally vest over a five-year period beginning with the date of grant. Amounts shown include options granted during indicated period with respect to prior year's performance.

(3) Represents amounts contributed by the Company under the Salary Deferral and Profit Sharing Plan.

     The following table sets forth certain information with respect to options granted in 1997 to the Named Executive Officers:


                             Option Grants in 1997



                                                     Percent of
                                        Number of   Total Options
                                       Securities    Granted to       Exercise
                                       Underlying     Employees         Price
Name                                   Options(1)      in 1997        Per Share
------------------------------------- ------------ -------------- ----------------
Ronald P. Gibson
 Incentive Stock Options ............     18,900          .8%        $   31.63
 Nonqualified Stock Options (3) .....     50,000         2.2             31.63 (3)
 Common Unit Options (4) ............     81,100         3.6             31.63
 Common Unit Options (4) ............    200,000         8.9             34.31
                                         -------        ----
   Total ............................    350,000        15.5%
                                         =======        ====
John L. Turner
 Incentive Stock Options ............     18,900          .8%        $   31.63
 Nonqualified Stock Options (3) .....     40,000         1.8             31.63 (3)
 Common Unit Options (4) ............     61,100         2.7             31.63
 Common Unit Options (4) ............     90,000         4.0             34.31
                                         -------        ----
   Total ............................    210,000         9.3%
                                         =======        ====
Edward J. Fritsch
 Incentive Stock Options ............     18,900          .8%        $   31.63
 Nonqualified Stock Options (3) .....     33,330         1.5             31.63 (3)
 Common Unit Options (4) ............     47,770         2.1             31.63
                                         -------        ----
   Total ............................    100,000         4.4%
                                         =======        ====
John W. Eakin
 Incentive Stock Options ............     18,900          .8%        $   31.63
 Nonqualified Stock Options (3) .....     33,330         1.5             31.63 (3)
 Common Unit Options (4) ............     47,770         2.1             31.63
                                         -------        ----
   Total ............................    100,000         4.4%
                                         =======        ====
Carman J. Liuzzo
 Incentive Stock Options ............     18,900          .8%        $   31.63
 Nonqualified Stock Options (3) .....     40,000         1.8             31.63 (3)
 Common Unit Options (4) ............     61,100         2.7             31.63
 Common Unit Options (4) ............    100,000         4.4             34.31
                                         -------        ----
   Total ............................    220,000         9.4%
                                         =======        ====



                                                                 Potential Realizable
                                                                   Value at Assumed
                                                                Annual Rates of Stock
                                                                Price Appreciation for
                                          Expiration               Option Term (2)
Name                                         Date                5%                10%
------------------------------------- ------------------ ----------------- ------------------
Ronald P. Gibson
 Incentive Stock Options ............  April 29, 2007       $  375,921       $     952,749
 Nonqualified Stock Options (3) .....  April 29, 2007          994,500(3)        2,520,500(3)
 Common Unit Options (4) ............  April 29, 2007        1,613,079           4,088,251
 Common Unit Options (4) ............ November 4, 2007       4,316,000          10,936,000
                                                            ------------     ---------------
   Total ............................                       $7,299,500       $  18,497,500
                                                            ============     ===============
John L. Turner
 Incentive Stock Options ............  April 29, 2007       $  375,921       $     952,749
 Nonqualified Stock Options (3) .....  April 29, 2007          795,600(3)        2,016,400(3)
 Common Unit Options (4) ............  April 29, 2007        1,215,279           3,080,051
 Common Unit Options (4) ............ November 4, 2007       1,942,200           4,921,200
                                                            ------------     ---------------
   Total ............................                       $4,329,000       $  10,970,400
                                                            ============     ===============
Edward J. Fritsch
 Incentive Stock Options ............  April 29, 2007       $  375,921       $     952,749
 Nonqualified Stock Options (3) .....  April 29, 2007          662,934(3)        1,680,165(3)
 Common Unit Options (4) ............  April 29, 2007          950,145           2,408,086
                                                                                        ----
   Total ............................                       $1,989,000       $   5,041,000
                                                            ============     ===============
John W. Eakin
 Incentive Stock Options ............  April 29, 2007       $  375,921       $     952,749
 Nonqualified Stock Options (3) .....  April 29, 2007          662,934(3)        1,680,165(3)
 Common Unit Options (4) ............  April 29, 2007          950,145           2,408,086
                                                                                        ----
   Total ............................                       $1,989,000       $   5,041,000
                                                            ============     ===============
Carman J. Liuzzo
 Incentive Stock Options ............  April 29, 2007       $  375,921       $     952,749
 Nonqualified Stock Options (3) .....  April 29, 2007          795,600(3)        2,016,400(3)
 Common Unit Options (4) ............  April 29, 2007        1,215,279           3,080,051
 Common Unit Options (4) ............ November 4, 2007       2,158,000           5,468,000
                                                            ------------     ---------------
   Total ............................                       $4,544,800       $  11,517,200
                                                            ============     ===============

---------
(1) Options granted in 1997 were based on 1996 performance. Accordingly, amounts are shown in Summary Compensation Table above as 1996 compensation. Options generally vest over a five-year period beginning with the date of grant.

(2) Realizable values have been reduced by the per share option exercise price that each optionee will be required to pay to the Company in order to exercise the options.

(3) Nonqualified stock options granted in 1997 were accompanied by a dividend equivalent right (a "DER") pursuant to the 1997 Performance Award Plan. The exercise price of such a stock option may be reduced by an amount equal to the sum of all dividends and other distributions that are made with respect to a share of Common Stock during the period beginning on the date of grant and ending upon exercise of such stock option. Therefore, the exercise price per share of nonqualified stock options accompanied by DERs may be lower upon exercise, and the potential realizable values of such options may be higher upon exercise, than the corresponding amounts set forth in the table.

(4) The Common Unit options were issued pursuant to the Highwoods/Forsyth Limited Partnership 1997 Unit Option Plan. Common Unit options are similar to nonqualified stock options except that the holder is entitled to purchase common partnership interests ("Common Units") in Highwoods/Forsyth Limited Partnership (the "Operating Partnership"). The Operating Partnership is controlled by the Company as its sole general partner. Each Common Unit received upon the exercise of a Common Unit option may be redeemed by the holder thereof for the cash value of one share of Common Stock. Assuming approval of the proposed amendment to the Stock Option Plan contained herein, the Company intends to allow holders of Common Unit options to convert them to nonqualified stock options. See "Proposal Two: Amendment to Amended and Restated 1994 Stock Option Plan."

     The following table sets forth certain information with respect to options held by the Named Executive Officers at year-end 1997:


          Disposition of Options in 1997/1997 Year-End Option Values



                                                           Number of Securities          Value of Unexercised
                                                                Underlying                   In-the-Money
                               Shares                     Unexercised Options at       Options at 1997 Year-End
                         Underlying Options    Value         1997 Year-End (1)                  (2)(3)
Name                         Disposed of      Realized  Exercisable   Unexercisable   Exercisable   Unexercisable
----------------------- -------------------- --------- ------------- --------------- ------------- --------------
Ronald P. Gibson ......         --              --         23,150       386,850         $341,314     $1,905,086
John L. Turner ........         --              --         14,400       240,600         $202,464     $1,463,736
Edward J. Fritsch .....         --              --         18,150       121,850         $260,364     $  875,736
John W. Eakin .........         --              --          3,150       139,350         $ 17,514     $  950,311
Carman J. Liuzzo ......         --              --         15,650       239,350         $219,889     $1,234,461

---------
(1) Options include: (i) incentive stock options, (ii) nonqualified stock options and (iii) Common Unit options. Options generally vest over a five-year period beginning with the date of grant.

(2) Based on a closing price of $37.19 per share of Common Stock on December 31, 1997.

(3) Nonqualified stock options granted in 1997 were accompanied by a DER pursuant to the 1997 Performance Award Plan. The exercise price of such a stock option may be reduced by an amount equal to the sum of all dividends and other distributions that are made with respect to a share of Common Stock during the period beginning on the date of grant and ending upon exercise of such stock option. Therefore, the exercise price per share of nonqualified stock options accompanied by DERs may be lower upon exercise, and the potential realizable value of such options may be higher upon exercise, than the amounts set forth in the table.


Employment Contracts

     Mr. Turner entered into a three-year employment contract with the Company in February 1995 and Mr. Eakin entered into a three-year employment contract with the Company in April 1996. These contracts provide for a minimum annual base salary at the rate of $150,000 for Mr. Turner and $145,000 for Mr. Eakin. The minimum annual base salary may be increased by the Board of Directors. As of December 31, 1997, the annual base salary rate was $200,000 for both Mr. Turner and Mr. Eakin. Each contract includes provisions restricting the officers from competing with the Company during employment and, except in certain circumstances, for a limited period of time after termination of employment. Each of the employment contracts provides for severance payments in the event of termination by the Company without cause equal to the officer's base salary at the rate then in effect for the later of one year from the date of termination or three years from the contract date.

     The Company has entered into a change in control contract with each of Messrs. Gibson, Turner, Fritsch, Eakin and Liuzzo. The contracts generally provide that if within 24 months from the date of a change in control (as defined below), the employment of Messrs. Gibson, Turner, Fritsch, Eakin or Liuzzo is terminated without cause, their responsibilities are changed, their salaries are reduced or their responsibilities are diminished, Messrs. Gibson, Turner, Fritsch, Eakin and Liuzzo will be entitled to receive 2.99 times a base amount. An executive's base amount for these purposes is his average annual compensation includible in his gross taxable income for the five years preceding the year in which the change in control occurs (or, if he has been employed by the Company for less than those five years, for the number of those years during which he has been employed by the Company, with any partial year annualized), including base salary and annual bonus. Additionally, the change in control contract vests all options granted pursuant to the Stock Option Plan and the Unit Option Plan and benefits awarded under the 1997 Performance Award Program. Additionally, the executive will receive a lump sum cash payment equal to a stated multiple of the value of all of the executive's unexercised stock options and Common Unit options. The multiple is three times for Mr. Gibson, two times for Messrs. Turner and Liuzzo and one time for Messrs. Fritsch and Eakin. The contracts are effective until March 31, 2000, and are automatically extended for one additional year commencing at March 31, 1998 and each March 31 thereafter.

     For purposes of the contracts described in the preceding paragraph, "change in control" generally means any of the following events: (i) the acquisition by a third party of 20% or more of the then outstanding Common Stock of the Company; (ii) individuals who currently constitute the Board of Directors (or individuals who subsequently become a director whose election or nomination was approved by at least a majority of the directors currently constituting the Board of Directors) cease for any reason to constitute a majority of the Board of Directors; (iii) approval by the Company's stockholders of a reorganization, merger or consolidation in which the Company is not the surviving entity; or (iv) approval by the Company's stockholders of a complete liquidation or dissolution of the Company or the sale or other disposition of all or substantially all of the assets of the Company.


Executive Compensation Committee Interlocks and Insider Participation

     The executive compensation committee (the "Committee") consists of Messrs. Adler, Graham, Orr and Sloan. None of the members of the Committee is an employee of the Company. Mr. Sloan is a former officer of the predecessor of the Company.

     On March 18, 1997, the Company purchased 5.68 acres of development land in Raleigh, North Carolina for $1,298,959 from Rex Drive Associates, a partnership in which Mr. Sloan has an 8.5% limited partnership interest. Mr. Sloan is chairman of the Board of Directors. The purchase price was reached through negotiation with the managing partner of Rex Drive Associates, who is not an affiliate of the Company. The Company believes the purchase price was at market rates.


Committee Report on Executive Compensation

     The executive compensation committee makes recommendations to the Board of Directors regarding compensation and benefit policies and practices and incentive arrangements for executive officers and key managerial employees of the Company. The Committee also considers and grants awards under the Stock Option Plan, the 1997 Performance Award Plan and the Highwoods/Forsyth Limited Partnership 1997 Unit Option Plan (the "Unit Option Plan").

     The Committee is comprised of Independent Directors. During 1997, the Committee met four times to review and evaluate executive compensation and benefit programs.

     Executive Officer Compensation Policies. The Committee's executive compensation policies are designed to (a) attract and retain the best individuals critical to the success of the Company, (b) motivate and reward such individuals based on corporate, business unit and individual performance, and (c) align executives' and stockholders' interests through equity-based incentives.

     Compensation for executives is based on the following principles: variable compensation should comprise a significant part of an executive's compensation, with the percentage at-risk increasing at increased levels of responsibility; employee stock ownership aligns the interests of employees and stockholders; compensation must be competitive with that offered by companies that compete with the Company for executive talent; and differences in executive compensation within the Company should reflect differing levels of responsibility and performance.

     A key determinant of overall levels of compensation is the pay practices of public equity real estate investment trusts that have revenues comparable to the Company's (the "peer group"). The peer group was chosen by the Company's independent compensation and benefit consultants.

     There are three components to the Company's executive compensation program: base salary, annual incentive compensation and long-term incentive compensation. The more senior the position, the greater the portion of compensation that varies with performance.

     Base salaries are set by the Committee and are designed to be competitive with the peer group companies described above. Changes in base salaries are based on the peer group's practices; the Company's performance; the individual's performance, experience and responsibility; and increases in cost of living indices. The corporate performance measures used in determining adjustments to executive officers' base salaries are the same performance measures used to determine annual and long-term incentive compensation discussed below. Base salaries are reviewed for adjustment annually.

     The Company's executive officers participate in a bonus program whereby the individual executives are eligible for cash bonuses based on a percentage of their annual base salary rate as of the prior December. The bonus percentage is determined by competitive analysis and the executive's ability to influence overall performance of the Company. The eligible bonus percentage is allocated in part to Company, divisional and individual performance, in part to the achievement of individual goals and in part to discretionary evaluation by the Committee. The Committee considers growth in funds from operations ("FFO") per share, the volume and quality of acquisitions and development, completed financing activity and other measures in assessing the performance of the Company. Sixty to seventy-five percent of the eligible bonus percentage is awarded upon achievement of 10% FFO growth. Growth in per-share FFO for 1997 was 14%.

     In addition to the cash bonus, and as an incentive to retain executive officers, the Company's deferred compensation plan provides for the issuance of phantom stock. Under the deferred compensation plan, employees are credited with a specified number of units of phantom stock equal to such number of shares of Common Stock as could be purchased with 25% of the employee's cash bonus. Five years from the date of the phantom stock grant, employees will receive the value of a share of Common Stock for each unit of phantom stock. At the end of such five-year period, phantom stock holders also receive the value of the dividends paid during the period on the corresponding Common Stock assuming dividend reinvestment. At the discretion of the Committee, payouts with respect to phantom stock grants may be made in shares of Common Stock or cash or both. If an executive officer leaves the Company's employ for any reason (other than death, disability or normal retirement) prior to the end of the five-year period, all awards under the deferred compensation plan will be forfeited.

     Long-term incentive compensation is also paid in the form of stock options granted under the Stock Option Plan and Common Unit options granted under the Unit Option Plan. The Committee believes that grants of stock options align stockholder value and executive officer interests. The size of previous grants and the number of shares held by an executive are not considered in determining annual award levels. The Committee has not yet issued options with respect to 1997 performance pending evaluation of information from the Company's independent compensation and benefits consultants.

     Stock options and Common Unit options are granted with an exercise price equal to the fair market value per share on the date of grant. The options generally vest over a five-year period beginning with the date of grant. Options granted to executives in 1997 vest 20% after the third year, 30% after the fourth year and 50% after the fifth year following the date of grant. No stock option or Common Unit option awards are made in the absence of satisfactory performance, which is evaluated by the Committee based on the executive's individual contribution to the long-term health and growth of the Company.

     Nonqualified stock options granted to executive officers in 1997 were accompanied by a dividend equivalent right (a "DER") pursuant to the 1997 Performance Award Plan. The exercise price of such a stock option will be reduced by an amount equal to the sum of all dividends and other distributions that are made with respect to a share of Common Stock during the period beginning on the date of grant and ending upon exercise or expiration of such stock option.

     In 1997, the Board of Directors of the Company ratified and approved the adoption of the Operating Partnership's Unit Option Plan. The Unit Option Plan was established, and permits the Company, as general partner of the Operating Partnership, to reward employees for valuable service and encourage the continuation of such service by providing equity compensation to certain employees of the Operating Partnership. Common Unit options are similar to nonqualified stock options except that the holder is entitled to purchase Common Units in the Operating Partnership. The Operating Partnership is controlled by the Company as its sole general partner. Each Common Unit received upon the exercise of a Common Unit option may be redeemed by the holder thereof for the cash value of one share of Common Stock. Assuming approval of the proposed amendment to the Stock Option Plan contained herein, the Company intends to allow holders of the Common Unit options to convert them to nonqualified stock options. See "Proposal Two: Amendment to Amended and Restated 1994 Stock Option Plan."

     Section 162(m) of the Internal Revenue Code generally denies a deduction for compensation in excess of $1 million paid to certain executive officers, unless certain performance, disclosure and stockholder approval requirements are met. Option grants and certain other awards under the Stock Option Plan and the Unit Option Plan are intended to qualify as "performance-based" compensation not subject to Section 162(m) deduction limitation. The Committee believes that a substantial portion of compensation awarded under the Company's compensation program would be exempted from the $1 million deduction limitation. The Committee's present intention is to qualify to the extent reasonable, a substantial portion of each executive officer's compensation for deductibility under applicable tax laws.

     Chief Executive Officer Compensation. The salary and long-term incentive awards of the Company's Chief Executive Officer, Mr. Ronald P. Gibson, are determined substantially in conformity with the policies described above for all other executive officers of the Company. Mr. Gibson was paid $285,551 in base salary, $300,000 in annual incentive compensation and 2,017 units of phantom stock valued at $75,000 in long-term incentive compensation for 1997. Also, Mr. Gibson was granted 350,000 stock and Common Unit options during 1997 with respect to 1996 performance. Option amounts for 1997 performance have not yet been determined.


                       Executive Compensation Committee

Thomas W. Adler              William E. Graham, Jr.           L. Glenn Orr, Jr.
                              O. Temple Sloan, Jr.

     The foregoing report should not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth the beneficial ownership of shares of Common Stock as of December 31, 1997 for each person or group known to the Company to be holding more than 5% of the Common Stock and, as of March 17, 1998, for each director and Named Executive Officer and the directors and executive officers of the Company as a group. The number of shares shown represents the number of shares of Common Stock the person beneficially owns plus the number of shares that may be issued upon redemption of Common Units, whether or not such Common Units are currently redeemable. (Following the expiration of a contractually imposed lockup period, the Operating Partnership is obligated to redeem each Common Unit at the request of the holder thereof for the cash value of one share of Common Stock or, at the Company's option, one share of Common Stock.) Unless otherwise indicated in the footnotes, the indicated person or entity has sole voting and investment power with respect to the shares of Common Stock. The number of shares and Common Units shown are those "beneficially owned," as determined by the rules of the Securities and Exchange Commission, and such information is not necessarily indicative of beneficial ownership for purposes of compliance with the ownership limit contained in the Company's charter or for any other purpose.



                                                                             Number of Shares     Percent of
Name of Beneficial Owner                                                    Beneficially Owned   All Shares(1)
-------------------------------------------------------------------------- -------------------- --------------
O. Temple Sloan, Jr. (2) .................................................         519,454            1.0%
Ronald P. Gibson(3)(4) ...................................................         172,248              *
Gene H. Anderson(5) ......................................................         616,079            1.2%
John W. Eakin(6) .........................................................         353,099              *
Edward J. Fritsch(3)(7) ..................................................          57,329              *
James R. Heistand(8) .....................................................       1,523,917            2.9%
Carman J. Liuzzo(9) ......................................................          22,244              *
John L. Turner(10) .......................................................         470,341              *
Thomas W. Adler(11) ......................................................          22,520              *
William E. Graham, Jr.(12) ...............................................          16,051              *
L. Glenn Orr, Jr.(13) ....................................................          10,000              *
Willard H. Smith, Jr.(14) ................................................           9,000              *
Stephen Timko(15) ........................................................         205,679              *
William T. Wilson III(16) ................................................         451,004              *
ABKB/LaSalle Securities Limited Partnership and LaSalle Advisors Capital
 Management, Inc.(17) ....................................................       2,821,277            5.6%
Cohen & Steers Capital Management, Inc.(18) ..............................       4,054,500            8.0%
Templeton Global Advisors Limited and Franklin Resources, Inc.(19) .......       3,662,460            7.2%
All executive officers and directors as a group (15 persons) .............       4,486,247            8.2%

---------
     * Less than 1%

(1) The total number of shares outstanding used in calculating this percentage assumes that none of the Common Units, stock options or warrants held by other persons are exchanged for shares of Common Stock.

(2) Number of shares beneficially owned includes 139,540 shares currently issuable upon exercise of options and 274,990 shares issuable upon redemption of Common Units.

(3) Messrs. Gibson and Fritsch each own 49.5 shares (representing in the aggregate a 1% economic interest) of the Class A (voting) stock of Highwoods Services, Inc., a subsidiary of the Operating Partnership.

(4) Number of shares beneficially owned includes 31,300 shares currently issuable upon exercise of options and 71,872 shares issuable upon redemption of Common Units.

(5) Number of shares beneficially owned include 6,300 shares currently issuable upon exercise of options and 609,779 shares issuable upon redemption of Common Units.

(6) Number of shares beneficially owned includes 16,925 shares currently issuable upon exercise of options, 60,000 shares issuable upon exercise of warrants, and 75,000 shares issuable upon redemption of Common Units.

(7) Number of shares beneficially owned includes 23,800 shares currently issuable upon exercise of options and 10,144 shares issuable upon redemption of Common Units.

(8) Number of shares beneficially owned includes 75,000 shares currently issuable upon exercise of options, 887,574 shares issuable upon exercise of warrants and 583,338 shares issuable upon redemption of Common Units.

(9) Number of shares beneficially owned includes 21,300 shares issuable upon redemption of Common Units.

(10) Number of shares beneficially owned includes 28,800 shares currently issuable upon exercise of options, 35,000 shares issuable upon exercise of warrants and 399,541 shares issuable upon redemption of Common Units.

(11) Number of shares beneficially owned includes 15,000 shares currently issuable upon exercise of options.

(12) Number of shares beneficially owned includes 11,051 shares currently issuable upon exercise of options.

(13) Number of shares beneficially owned includes 9,000 shares currently issuable upon exercise of options.

(14) Number of shares beneficially owned includes 5,500 shares currently issuable upon exercise of options.

(15) Number of shares beneficially owned includes 10,872 shares currently issuable upon exercise of options and 194,807 shares issuable upon redemption of Common Units.

(16) Number of shares beneficially owned includes 150,000 shares currently issuable upon exercise of options, 35,000 shares issuable upon exercise of warrants and 258,204 shares issuable upon redemption of Common Units.

(17) Address is 200 East Randolph Drive, Chicago, Illinois 60601. LaSalle Advisors Capital Management, Inc. has sole voting power and investment power with respect to 953,626 shares and shared investment power with respect to 378,700 shares. ABKB/LaSalle Securities Limited Partnership has sole voting and investment power with respect to 355,900 shares, shared voting power with respect to 1,019,391 shares and shared investment power with respect to 1,133,051 shares. Information obtained from Schedule 13G filed with the Securities and Exchange Commission (the "SEC").

(18) Address is 757 Third Avenue, New York, New York 10017. Owner has sole investment power with respect to all shares and sole voting power with respect to 3,530,400 shares. Information obtained from Schedule 13G filed with the SEC.

(19) Address with respect to Templeton Global Advisors Limited is Lyford Cay, P.O. Box N-7759, Nassau, Bahamas. Address with respect to Franklin Resources, Inc. is 777 Mariners Island Boulevard, San Mateo, CA 94404. Templeton Global Advisors Limited has sole voting and investment power with respect to 2,857,200 shares. Franklin Advisers, Inc. has sole voting and investment power with respect to 709,000 shares. Templeton Investment Management Limited has sole voting and investment power with respect to 87,000 shares. Franklin Management, Inc. has sole investment power with respect to 9,260 shares. Information obtained from Schedule 13G filed with the SEC.


                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     On March 18, 1997, the Company purchased 5.68 acres of development land in Raleigh, North Carolina for $1,298,959 from Rex Drive Associates, a partnership in which Mr. Gibson and Mr. Sloan each has an 8.5% limited partnership interest. Mr. Gibson is president and chief executive officer and a director of the Company, and Mr. Sloan is chairman of the Board of Directors. The purchase price was reached through negotiation with the managing partner of Rex Drive Associates, who is not an affiliate of the Company. The Company believes the purchase price was at market rates.

     On October 1, 1997, Gateway Holdings LLC, a limited liability company controlled by Mr. Turner, purchased the Ivy Distribution Center in Winston-Salem, North Carolina from the Company for $2,050,000. Mr. Turner is vice chairman of the Board of Directors and chief investment officer of the Company. The Company believes the purchase price was at market rates. On the date of closing, Gateway Holdings LLC executed a promissory note in favor of the Company for the full amount of the purchase. The note bears interest at 8% per annum and is payable in full on September 1, 1998.


                                 PROPOSAL TWO:

           AMENDMENT TO AMENDED AND RESTATED 1994 STOCK OPTION PLAN

     The Board of Directors has adopted a resolution recommending that the stockholders approve an amendment to the Stock Option Plan that would increase the number of shares authorized to be issued under the Stock Option Plan from 2,500,000 to 6,000,000. The Board of Directors believes this increase is appropriate in light of the continuing rapid increase in the number of employees of the Company from approximately 325 at the time of the approval of the 2,500,000 share limit to approximately 520 today. Information regarding the Stock Option Plan is set forth below.

     General. The Stock Option Plan is administered by the executive compensation committee (the "Committee"). Officers, employees, independent directors and independent contractors of the Company and its subsidiaries generally are eligible to participate in the Stock Option Plan.

     The Stock Option Plan authorizes the issuance of up to 2,500,000 shares of Common Stock, of which not more than 200,000 may be restricted stock granted as provided in clause (v) below, pursuant to the grant of (i) stock options that qualify as incentive stock options ("ISOs") under Section 422 of the Internal Revenue Code (the "Code"), (ii) stock options that do not so qualify as ISOs,
(iii) phantom stock awards, (iv) stock appreciation rights and (v) restricted Common Stock ("Restricted Stock"), contingent upon the attainment of performance goals or subject to other restrictions. If the affirmative vote of a majority of the shares of Common Stock present and entitled to vote at the Meeting is received approving the proposed amendment to the Stock Option Plan, the number of shares authorized to be issued under the Stock Option Plan will be increased to 6,000,000.

     In connection with the grant of options under the Stock Option Plan, the Committee determines the option term, any vesting requirements, and within certain limits, the exercise price. The options granted under the Stock Option Plan have 10-year terms and generally vest over a five-year period beginning with the date of grant, subject to acceleration of vesting upon a change in control of the Company. Generally, options terminate three months after termination of employment with the Company and six months after an Independent Director ceases to serve on the Board of Directors. The Committee may, however, provide that an option may be exercised over a longer period following termination of employment, but in no event beyond the expiration date of the option. Any shares of Common Stock subject to options that are forfeited or otherwise terminated other than by exercise will again be available for granting under the Stock Option Plan. To date, the exercise price of options granted under the Stock Option Plan has been equal to the fair market value of the Common Stock on the date of grant. Payment for shares of Common Stock granted under the Stock Option Plan may be made either in cash or by exchanging Common Stock having a fair market value equal to the option exercise price.

     Phantom stock awards, stock appreciation rights ("SARs") and Restricted Stock may be granted pursuant to the terms and conditions established by the Committee. Payments with respect to such grants may be in the form of cash or shares of Common Stock. Recipients of the phantom stock awards granted to date under the Stock Option Plan are not entitled to receive payment with respect to such awards until five years from the date of grant. The Committee has not granted SARs or Restricted Stock under the Stock Option Plan.

     The Stock Option Plan may be amended or terminated by the Board of Directors, but no amendment that is required to be approved by the stockholders of the Company (i) as a condition of exemption of purchases from Section 16(b) of the Securities and Exchange Act of 1934 or (ii) to ensure the options granted qualify as ISOs under the Code shall be effective until it is so approved.

     Tax Treatment. There are no federal income tax consequences to an individual or to the Company upon the grant of a non-discounted, non-qualified stock option under the Stock Option Plan. Upon the exercise of a non-qualified stock option, an individual will recognize ordinary compensation income in an amount equal to the excess of the fair market value of the shares at the time of exercise over the exercise price of the non-qualified stock option, and the Company generally will be entitled to a corresponding federal income tax deduction. Upon the sale of shares acquired by the exercise of a non-qualified stock option, an individual will have a capital gain or loss at a rate depending upon the amount of time the grantee held the shares in an amount equal to the difference between the amount realized upon the sale and the individual's adjusted tax basis in the shares (the exercise price plus the amount of ordinary income recognized by the individual at the time of exercise of the non-qualified stock option).

     An employee will not recognize federal taxable income, upon either the grant or exercise of the ISO. However, the amount by which the fair market value of the shares at the time of exercise exceeds the option exercise price, is a tax preference item possibly giving rise to alternative minimum tax. An employee who disposes of the shares acquired upon exercise of an ISO after two years from the date the ISO was granted and after one year from the date such shares were transferred to him or her upon exercise of the ISO will recognize capital gain or loss at a rate depending upon the amount of time the grantee held the shares in the amount of the difference between the amount realized on the sale and the exercise price, and the Company will not be entitled to any tax deduction by reason of the grant or exercise of the ISO. As a general rule, if an employee disposes of the shares acquired upon exercise of an ISO before satisfying both holding period requirements (a "disqualifying disposition"), his or her gain recognized on such a disposition will be taxed as ordinary income to the extent of the difference between the fair market value of such shares on the date of exercise and the exercise price, and the Company will be entitled to a deduction in that amount. The gain, if any, in excess of the amount recognized as ordinary income on such a disqualifying disposition will be capital gain, taxed at a rate depending upon the amount of time the grantee held the shares.

     Common Unit Options. Certain of the Company's executive officers and directors have received Common Unit options pursuant to the Unit Option Plan. Common Unit options are similar to non-qualified stock options except that the holder is entitled to purchase Common Units in the Operating Partnership. The Operating Partnership is controlled by the Company as its sole general partner. Each Common Unit received upon the exercise of a Common Unit option may be redeemed by the holder thereof for the cash value of one share of Common Stock. Assuming approval of the proposed amendment to the Stock Option Plan contained herein, the Company intends to allow holders of the Common Unit options to convert them to non-qualified stock options.

     The following table sets forth the number of stock options granted under the Stock Option Plan since its inception to the Named Executive Officers, nominees for election to the Board of Directors, the Company's current executive officers as a group, the Company's directors who are not executive officers as a group and all employees of the Company who are not executive officers as a group:



                                                                                Number of            Number of
Name and Position                                                             Stock Options   Common Unit Options (1)
---------------------------------------------------------------------------- --------------- ------------------------
Ronald P. Gibson ...........................................................      128,900             281,100
John L. Turner .............................................................      103,900             151,100
Edward J. Fritsch ..........................................................       92,230              47,770
John W. Eakin ..............................................................       94,730              47,770
Carman J. Liuzzo ...........................................................       93,900             161,100
James R. Heistand ..........................................................       33,400              41,600
L. Glenn Orr, Jr. ..........................................................       14,000                  --
Stephen Timko ..............................................................       15,872                  --
Executive Officers as a Group (8 persons) ..................................      638,190             799,310
Non-Executive Directors as a Group (7 persons) .............................      432,463             125,000
Non-Executive Officer Employees as a Group (approximately 300 persons) .....    1,227,529             210,000

---------
(1) Common Unit Options were issued pursuant to the Unit Option Plan. Assuming approval of the proposed amendment to the Stock Option Plan, the Company intends to allow holders of Common Unit Options to convert them to non-qualified stock options.

     Proposal Two requires the affirmative vote of a majority of the votes cast on the proposal, provided that the total vote cast on the proposal represents over 50% in interest of all shares of Common Stock entitled to vote on the proposal. For purposes of the vote on Proposal Two, an abstention or a broker non-vote (i.e., shares held by a broker or nominee which are represented at the Meeting but with respect to which such broker or nominee is not empowered to vote on a proposal) will have the effect of a vote against the proposal, unless holders of more than 50% in interest of all securities entitled to vote on the proposal cast votes, in which event neither an abstention nor a broker non-vote will have any effect on the result of the vote.

     The Board of Directors recommends a vote FOR the Proposal to Amend the Stock Option Plan to increase the number of shares reserved for issuance under the Stock Option Plan from 2,500,000 to 6,000,000 shares.


                                PROPOSAL THREE:

          AMENDMENT TO AMENDED AND RESTATED ARTICLES OF INCORPORATION

     The present capital structure of the Company authorizes 100,000,000 shares of Common Stock and 10,000,000 shares of Preferred Stock each having a par value of $.01 per share. The Board of Directors believes this capital structure is inadequate for the present and future needs of the Company. Therefore, the Board of Directors has unanimously approved the amendment of the Company's Amended and Restated Articles of Incorporation (the "Articles") to increase the authorized number of shares of Common Stock from 100,000,000 to 200,000,000 and the authorized number of shares of Preferred Stock from 10,000,000 to 50,000,000. The Board of Directors believes this capital structure more appropriately reflects the present and future needs of the Company and recommends such amendment to the Company's stockholders for approval. On March 17, 1998, approximately 50.6 million shares of Common Stock were outstanding and approximately 15.6 million shares of Common Stock were reserved for issuance upon (i) redemption of outstanding Common Units, (ii) exercise of outstanding warrants and (iii) exercise of outstanding stock options and Common Unit Options. In addition, approximately 7.0 million shares of Preferred Stock were outstanding.

     The Board of Directors believes that the proposed increase is desirable so that, as the need may arise, the Company will have more flexibility to issue shares of Common Stock, without the expense and delay of a special stockholders' meeting, in connection with equity financings, acquisitions (involving Common Stock or Common Units), incentive compensation of directors and employees, and for other corporate purposes for which the issuance of Common Stock may be advisable.

     The increase in authorized Common Stock will not have any immediate effect on the rights of existing stockholders. However, the Board of Directors will have the authority to issue authorized Common Stock without requiring future stockholder approval of such issuances, except as may be required by applicable law or stock exchange regulations. To the extent that additional authorized shares are issued in the future, they will decrease the existing stockholders' percentage equity ownership and, depending upon the price at which they are issued, could be dilutive to the existing stockholders. The holders of Common Stock have no preemptive rights.

     The Preferred Stock may be issued in such classes or series as the Board of Directors may determine and the Board of Directors may establish from time to time the number of shares of Preferred Stock to be included in any such class or series and to fix the designation and any preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of the shares of any such class or series, and such other subjects or matters as may be fixed by resolution of the Board of Directors. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company or other transaction in which holders of shares of Preferred Stock might receive a premium for such shares over the market price.

     Proposal Three requires the affirmative vote of a majority of all of the votes entitled to be cast on the matter. For purposes of the vote on Proposal Three, abstentions and broker non-votes will have the same effect as votes against the proposal, although they will count toward the presence of a quorum.


     The Board of Directors recommends a vote FOR the proposal to amend the charter to increase the number of authorized shares of common stock to 200,000,000 and to increase the number of authorized shares of preferred stock to 50,000,000.


                                PROPOSAL FOUR:

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     The Board of Directors, upon the recommendation of the audit committee, has appointed the accounting firm of Ernst & Young LLP to serve as independent auditors of the Company for the fiscal year ending December 31, 1998, subject to ratification of this appointment by the stockholders of the Company. Ernst & Young LLP has served as independent auditors of the Company since its commencement of operations and is considered by management of the Company to be well qualified. The Company has been advised by that firm that neither it nor any member thereof has any financial interest, direct or indirect, in the Company or any of its subsidiaries in any capacity.

     Representatives of Ernst & Young LLP will be present at the Meeting, will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

     Proposal Four requires the affirmative vote of a majority of the votes cast on the proposal provided that a quorum is present. For purposes of the vote on Proposal Four, an abstention will not be counted as votes cast and will have no effect on the result of the vote, although they will count toward the presence of a quorum.

     The Board of Directors recommends a vote FOR the proposal to ratify the appointment of Ernst & Young LLP as independent auditors of the Company for the 1998 fiscal year.

                                 OTHER MATTERS

     The Company's management knows of no other matters that may be presented for consideration at the Meeting. However, if any other matters properly come before the Meeting, it is the intention of the person named in the proxy to vote such proxy in accordance with his judgment on such matters.


                         STOCK PRICE PERFORMANCE GRAPH

     The following stock price performance graph compares the Company's performance to the S&P 500 and the index of equity real estate investment trusts prepared by National Association of Real Estate Investment Trusts ("NAREIT"). The stock price performance graph assumes an investment of $100 in the Company on June 7, 1994 (the effective date of the IPO) and the two indices on May 31, 1994 and further assumes the reinvestment of all dividends. Equity real estate investment trusts are defined as those that derive more than 75% of their income from equity investments in real estate assets. The NAREIT equity index includes all tax qualified real estate investment trusts listed on the New York Stock Exchange, the American Stock Exchange or the NASDAQ National Market System. Stock price performance is not necessarily indicative of future results.

(The performance graph appears here. The plot points are listed in the table below.)


                           TOTAL RETURN PERFORMANCE



--------------------------------------------------------------------------------------------------
                                                           Period Ending
--------------------------------------------------------------------------------------------------
             Index                  6/10/94      12/31/94     12/31/95     12/31/96      12/31/97
--------------------------------------------------------------------------------------------------
 Highwoods Properties, Inc.           100.00       105.47       148.42       189.02        221.10
--------------------------------------------------------------------------------------------------
 S&P 500                              100.00       101.70       139.92       171.91        229.28
--------------------------------------------------------------------------------------------------
 NAREIT All Equity REIT Index         100.00        96.42       111.01       150.66        181.19
--------------------------------------------------------------------------------------------------

     The stock price performance graph shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.


            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Each director and officer of the Company is required to file with the Securities and Exchange Commission, by a specified date, reports regarding his or her transactions involving the Company's Common Stock. To the Company's knowledge, based solely on the information furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 1997, all such filing requirements were complied with, except that (i) one transaction by Mr. Anderson was reported late, (ii) one transaction by Mr. Adler was reported several days late and (iii) one report, which set forth nine related transactions by Mr. Timko, was filed several days late.


                 STOCKHOLDER PROPOSALS FOR 1999 ANNUAL MEETING

     Proposals of stockholders to be presented at the 1999 annual meeting of stockholders must be received by the Secretary of the Company prior to December 15, 1998 to be considered for inclusion in the 1999 proxy material.


                          COSTS OF PROXY SOLICITATION

     The costs of preparing, assembling and mailing the proxy material will be borne by the Company. The Company will also request persons, firms and corporations holding shares in their names or in the names of their nominees, which shares are beneficially owned by others, to send the proxy material to, and to obtain proxies from, such beneficial owners and will reimburse such holder for their reasonable expenses in doing so.

     The Company has retained Corporate Communications, Inc. and First Union National Bank (collectively, the "Consultants") to assist in the process of identifying and contacting stockholders for the purpose of soliciting proxies. The entire expense of engaging the services of the Consultants to assist in proxy solicitation is projected to be $5,000 in fees paid to them, exclusive of certain other fees paid to First Union National Bank in connection with the operation of the annual meeting.

     Your vote is important. Please complete the enclosed proxy card and mail it in the enclosed postage-paid envelope as soon as possible. Thank you.

                                        By Order of the Board of Directors




                                        O. TEMPLE SLOAN, JR.
                                        Chairman of the Board of Directors
April 14, 1998